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                     August 11, 2020

       Jeffery Strickland
       Chief Financial Officer
       Atrion Corporation
       One Allentown Parkway
       Allen, TX 75002

                                                        Re: Atrion Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2018
                                                            Filed February 26,
2019
                                                            File No. 001-32982

       Dear Mr. Strickland:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              B. G. Minisman, Jr.,
Esq.